EXHIBIT 99.1

Boise Cascade Corporation

Corporate Communications Department

1111 West Jefferson Street PO Box 50 Boise, ID 83728

News Release

Media Contact	Investor Contact
Ralph Poore	Vincent Hannity
Office 208 384 7294 Home 208 331 2023	Office 208 384 6390 Cell 208 890 6385

For Immediate Release:  July 20, 2004

BOISE ANNOUNCES SECOND QUARTER 2004 FINANCIAL RESULTS

BOISE, Idaho — Boise Cascade Corporation (NYSE:BCC) today reported second quarter 2004 net income of $50.4 million, or 52 cents per diluted share, compared with a net loss of $3.9 million, or 12 cents per diluted share, in second quarter 2003.  In first quarter 2004, Boise reported net income of $63.5 million, or 66 cents per diluted share.

The quarter’s results include a pretax gain of approximately $46.5 million, or 31 cents per diluted share, on the sale of Boise’s 47% interest in Voyageur Panel in May 2004.  Before this special item, the company posted second quarter 2004 net income of $22.0 million, or 21 cents per diluted share.

FINANCIAL HIGHLIGHTS

($ in millions, except per-share amounts)

	2Q 2004	2Q 2003	1Q 2004

Sales	$3,401	$1,929	$3,530
Net income (loss)	$50.4	$(3.9)	$63.5
Net income (loss) per diluted share	$0.52	$(0.12)	$0.66
BEFORE SPECIAL ITEMS
Net income (loss)	$22.0	$(3.9)	$26.9
Net income (loss) per diluted share	$0.21	$(0.12)	$0.26

Sales in second quarter 2004 increased 76% to $3.40 billion, compared with $1.93 billion in the second quarter a year ago.  Sales in first quarter 2004 were $3.53 billion.  Year-over-year sales increased

- more -

primarily because of the acquisition of OfficeMax in December 2003 but were also aided by strong product prices in Boise Building Solutions.

REVIEW OF OPERATIONS

Boise Office Solutions

($ in millions)

	2Q 2004	2Q 2003	1Q 2004

Sales	$2,005	$905	$2,341
Operating income	$16.0	$23.9	$58.4
Operating margin	0.8%	2.6%	2.5%

On December 9, 2003, Boise acquired OfficeMax, Inc.  Following that acquisition, the company began reporting two operating segments, Contract and Retail, within Boise Office Solutions, its office products distribution business. Taken together, the two operating segments make up the company’s Boise Office Solutions business.

For second quarter 2004, Boise Office Solutions sales increased 122% to $2.0 billion, compared with $905 million in the same quarter a year ago.  Sales for locations operating in both periods, including OfficeMax retail store locations on a pro forma basis, increased 2%.  Total pro forma sales of office supplies and paper and technology products increased 1%, and sales of furniture were up 4%.  Boise’s office papers sold through Boise Office Solutions increased 23% to 177,000 tons, compared with a year ago.

Boise Office Solutions operating income was $16.0 million, down from $23.9 million in second quarter 2003 and $58.4 million in first quarter 2004.  The operating margin was 0.8%, compared with 2.6% in second quarter 2003 and 2.5% in first quarter 2004. Results weakened from year-ago levels primarily because of seasonal losses in the Retail segment.  The sharp decline in operating income from first to second quarter, although more severe in Retail than in Contract, reflected normal seasonality in both segments.

In second quarter 2004, Boise Office Solutions achieved $31.7 million of integration synergies and recorded integration costs of $8.3 million.  In the first half of 2004, synergies totaled $44.3 million of the $80 million expected for the year.  First half integration costs were $17.2 million.

Below is the review of operations for the Boise Office Solutions Contract and Retail segments.

Boise Office Solutions, Contract Segment

($ in millions)

	2Q 2004	2Q 2003	1Q 2004

Sales	$1,038	$905	$1,120
Operating income	$21.4	$23.9	$34.4
Operating margin	2.1%	2.6%	3.1%

Boise Office Solutions, Contract, sales of $1.0 billion in second quarter 2004 were 15% higher than sales in second quarter 2003 and 7% lower than first quarter 2004.  Year-over-year same-location sales on a pro forma basis rose 5% in the second quarter.  Excluding the impact of foreign exchange, same-location sales grew 3%.

This segment reported second quarter 2004 operating income of $21.4 million, compared with $23.9 million in the second quarter 2003 and $34.4 million in first quarter 2004.  The operating margin was 2.1%, compared with 2.6% in second quarter 2003 and 3.1% in first quarter 2004.  The Contract segment includes the former OfficeMax direct business, with its extensive warehouse infrastructure, which recorded losses in the first and second quarters.

Boise Office Solutions, Retail Segment

($ in millions)

	2Q 2004	1Q 2004

Sales	$967	$1,221
Operating income (loss)	$(5.4)	$24.0
Operating margin	(0.6)%	2.0%

Boise began reporting its Boise Office Solutions, Retail, segment on December 10, 2003.  In second quarter 2004, segment sales of $967 million were 3% lower than OfficeMax retail sales on a pro forma basis in second quarter 2003.  Second quarter sales no longer include sales from the 45 retail stores closed in the first quarter 2004.  Same-location pro forma sales were flat.  Retail segment sales declined 21% from first quarter 2004 sales, reflecting normal seasonality.

The Retail segment reported an operating loss of $5.4 million in second quarter 2004, compared with income of $24.0 million in first quarter 2004 and an operating margin of (0.6)%, compared with 2.0% in first quarter 2004.

Boise Building Solutions

($ in millions)

	2Q 2004	2Q 2003	1Q 2004

Sales	$1,055	$693	$852
Operating income	$126.7	$9.8	$68.4
BEFORE SPECIAL ITEM
Operating income	$80.2	$9.8	$68.4

Fueled by strong plywood and lumber markets, Boise Building Solutions reported operating income of $80.2 million in second quarter 2004, before a pretax gain of $46.5 million on the previously announced sale of Boise’s 47% interest in Voyageur Panel.  By comparison, the segment earned $9.8 million in the same quarter a year ago and $68.4 million in first quarter 2004.

Relative to second quarter 2003, average plywood prices increased 60%, and average lumber prices rose 42%.  Year over year, unit sales volumes for plywood and lumber declined because of the sale of our Yakima, Washington, wood products facilities in February 2004.  Building materials distribution sales increased 57%, compared with second quarter 2003.  Sales of engineered wood products grew 37%.

Relative to first quarter 2004, average plywood and lumber prices increased 12% and 9%, respectively.  However, cooling markets in May and June led to sharp product price declines from early-quarter peaks to quarter-end.  Unit sales volumes in plywood and lumber declined 5% and 3%, respectively.

Delivered-log costs in the first half of 2004 increased 6%, compared with first half 2003 costs.

Boise Paper Solutions

($ in millions)

	2Q 2004	2Q 2003	1Q 2004

Sales	$494	$459	$475
Operating income (loss)	$(1.0)	$1.0	$27.8
BEFORE SPECIAL ITEM
Operating income (loss)	$(1.0)	$1.0	$(32.1)

Boise Paper Solutions reported an operating loss of $1.0 million in second quarter 2004, compared with income of $1.0 million in second quarter 2003 and a loss of $32.1 million, before a special item, in first quarter 2004.

Results were similar to those of a year ago as the positive impact of 11% higher sales volumes was offset by slightly weaker average prices.  The sharp improvement over first quarter 2004 results, before the special item, was due to 4% higher sales volumes, 4% higher average prices, and 5% lower unit manufacturing costs.

OUTLOOK

“We expect two of Boise’s three businesses to show improved results in the third quarter,” said George J. Harad, chairman and chief executive officer.  “Sales and income in our office products business typically strengthen significantly from second-quarter levels and should again this year.

“In our paper business, gradually strengthening uncoated free sheet, containerboard, and newsprint markets should lead to improved results in the third quarter.

“In Boise Building Solutions, the segment operating income is likely to decline in the third quarter, reflecting the weakening in product prices at the end of the second quarter.”

About Boise Cascade Corporation

Boise, headquartered in Boise, Idaho, provides solutions to help customers work more efficiently, build more effectively, and create new ways to meet business challenges.  We own or control more than 2 million acres of timberland, primarily in the United States, to support our manufacturing operations.  Boise’s first half 2004 sales were $6.9 billion.

Boise Office Solutions, headquartered in Itasca, Illinois, is a division of Boise and a premier multinational contract and, under the OfficeMax® brand, retail distributor of office supplies and paper, technology products, and office furniture.  Boise Office Solutions posted first half 2004 sales of $4.3 billion.

Boise Building Solutions, headquartered in Boise, Idaho, is a division of Boise and manufactures plywood, lumber, particleboard, and engineered wood products.  The business also operates 27 facilities that distribute a broad line of building materials, including wood products manufactured by Boise.  Boise Building Solutions posted first half 2004 sales of $1.9 billion.

Boise Paper Solutions, headquartered in Boise, Idaho, is a division of Boise and a manufacturer of office papers, a majority of which are sold through Boise Office Solutions.  Boise Paper Solutions also manufactures printing, forms, and converting papers; value-added papers; newsprint; containerboard and corrugated containers; and market pulp.  The division had first half 2004 sales of $1.0 billion.  Visit the Boise website at www.bc.com.

WEBCAST AND CONFERENCE CALL

Boise will host an audiovisual webcast and conference call on Tuesday, July 20, 2004, at noon Eastern Daylight Time, at which we will review the company’s recent performance and discuss the outlook for our businesses.  You can join the webcast through the Boise website. Go to http://www.bc.com, and click on Investor Relations to find the link to the webcast.  Please go to the website at least 15 minutes before the start of the webcast to register and to download and install any necessary audio software.  To join the conference call, dial (800) 374-0165 (International callers should dial (706) 634-0995) at least 10 minutes before the start of the call.  The archived webcast will be available on the Presentations page of the Investor Relations section of Boise’s website.

FORWARD-LOOKING STATEMENTS

The Outlook section of this release includes projections of our financial performance in the third quarter of 2004.  These are forward-looking statements, and they are subject to a number of risks and uncertainties that could cause our actual results to differ materially from those we have projected.  Our projections for Boise Office Solutions, and for the company as a whole, depend greatly on our ability to successfully integrate OfficeMax and Boise Office Solutions.  The integration process involves many complex operational and personnel-related challenges.  Any costs, difficulties, or delays in the integration may negatively impact the financial performance of Boise Office Solutions.  In addition, our financial performance in Boise Office Solutions is affected by the growth strategies and merchandising activities of our key competitors.  The relationship between the supply and demand of paper and wood products heavily influences our financial performance in Boise Building Solutions and Boise Paper Solutions.  Weak demand, excess supply, changes in manufacturing capacity, or changes in our cost structures could cause our financial performance in these segments to differ materially from what we have projected.  All of our businesses operate in highly competitive markets.  Changes in the economy, both domestically and abroad, and changes in interest rates, employment rates, and even weather can change the competitive dynamics and financial performance of all of our businesses.  In July 2003, we announced that we would evaluate strategic alternatives for our paper and forest products businesses.  The timing, outcome, and implementation of that evaluation may significantly affect the company, its financial results, and its business prospects.  For further information about the risks that could cause our actual results to differ from those we project here, please refer to our 2003 Annual Report on Form 10-K.

BOISE CASCADE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

(thousands, except per-share amounts)

	Three Months Ended
	June 30		March 31, 2004
	2004	2003

Sales	$3,401,189	$1,928,984	$3,529,654

Costs and expenses
Materials, labor, and other operating expenses	2,673,447	1,578,445	2,762,453
Depreciation, amortization, and cost of company timber harvested	100,693	73,730	98,349
Selling and distribution expenses	478,015	217,472	506,432
General and administrative expenses	73,739	35,297	72,889
Other (income) expense, net	(43,946)	1,836	(46,661)
	3,281,948	1,906,780	3,393,462

Equity in net income of affiliates	1,244	474	5,067

Income from operations	120,485	22,678	141,259

Interest expense	(40,432)	(31,063)	(40,652)
Interest income	450	318	484
Foreign exchange gain (loss)	(524)	1,860	180
	(40,506)	(28,885)	(39,988)

Income (loss) before income taxes and minority interest	79,979	(6,207)	101,271
Income tax (provision) benefit	(29,192)	2,273	(36,964)

Income (loss) before minority interest	50,787	(3,934)	64,307
Minority interest, net of income tax	(406)	—	(842)

Net income (loss)	50,381	(3,934)	63,465
Preferred dividends	(3,168)	(3,287)	(3,366)

Net income (loss) applicable to common shareholders	$47,213	$(7,221)	$60,099

Net income (loss) per common share
Basic	$0.54	$(0.12)	$0.70

Diluted	$0.52	$(0.12)	$0.66

SEGMENT INFORMATION

	Three Months Ended
	June 30		March 31, 2004
	2004	2003
	(unaudited, thousands)
Segment sales
Boise Office Solutions, Contract	$1,038,112	$904,929	$1,120,107
Boise Office Solutions, Retail	966,668	—	1,220,992
	2,004,780	904,929	2,341,099

Boise Building Solutions	1,055,267	692,843	851,539
Boise Paper Solutions	494,226	459,376	475,472
Intersegment eliminations and other	(153,084)	(128,164)	(138,456)
	$3,401,189	$1,928,984	$3,529,654

Segment income (loss)
Boise Office Solutions, Contract	$21,410	$23,883	$34,382
Boise Office Solutions, Retail	(5,365)	—	24,032
	16,045	23,883	58,414

Boise Building Solutions	126,659	9,820	68,422
Boise Paper Solutions	(958)	1,023	27,800
Corporate and Other	(21,335)	(9,870)	(12,713)
	120,411	24,856	141,923

Interest expense	(40,432)	(31,063)	(40,652)

Income (loss) before income taxes and minority interest	$79,979	$(6,207)	$101,271

Before special items

Segment income (loss)
Boise Office Solutions, Contract	$21,410	$23,883	$34,382
Boise Office Solutions, Retail	(5,365)	-	24,032
	16,045	23,883	58,414

Boise Building Solutions	80,161	9,820	68,422
Boise Paper Solutions	(958)	1,023	(32,115)
Corporate and Other	(21,335)	(9,870)	(12,713)
	73,913	24,856	82,008

Interest expense	(40,432)	(31,063)	(40,652)

Income (loss) before income taxes and minority interest	$33,481	$(6,207)	$41,356

BOISE CASCADE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)
(thousands, except per-share amounts)

	Six Months Ended June 30
	2004	2003

Sales	$6,930,843	$3,782,227

Costs and expenses
Materials, labor, and other operating expenses	5,435,900	3,093,634
Depreciation, amortization, and cost of company timber harvested	199,042	149,312
Selling and distribution expenses	984,447	431,634
General and administrative expenses	146,628	70,670
Other (income) expense, net	(90,607)	12,988
	6,675,410	3,758,238

Equity in net income of affiliates	6,311	415

Income from operations	261,744	24,404

Interest expense	(81,084)	(63,254)
Interest income	934	432
Foreign exchange gain (loss)	(344)	2,816
	(80,494)	(60,006)
Income (loss) before income taxes, minority interest, and cumulative effect of accounting changes	181,250	(35,602)
Income tax (provision) benefit	(66,156)	12,925

Income (loss) before minority interest and cumulative effect of accounting changes	115,094	(22,677)
Minority interest, net of income tax	(1,248)	—

Income (loss) before cumulative effect of accounting changes	113,846	(22,677)
Cumulative effect of accounting changes, net of income tax	—	(8,803)

Net income (loss)	113,846	(31,480)
Preferred dividends	(6,534)	(6,553)

Net income (loss) applicable to common shareholders	$107,312	$(38,033)

Net income (loss) per common share
Basic before cumulative effect of accounting changes	$1.24	$(0.50)
Cumulative effect of accounting changes, net of income tax	—	(0.15)
Basic	$1.24	$(0.65)

Diluted before cumulative effect of accounting changes	$1.18	$(0.50)
Cumulative effect of accounting changes, net of income tax	—	(0.15)
Diluted	$1.18	$(0.65)

SEGMENT INFORMATION

	Six Months Ended June 30
	2004	2003
	(unaudited, thousands)
Segment sales
Boise Office Solutions, Contract	$2,158,219	$1,843,208
Boise Office Solutions, Retail	2,187,660	—
	4,345,879	1,843,208

Boise Building Solutions	1,906,806	1,267,487
Boise Paper Solutions	969,698	927,589
Intersegment eliminations and other	(291,540)	(256,057)
	$6,930,843	$3,782,227

Segment income (loss)
Boise Office Solutions, Contract	$55,792	$44,555
Boise Office Solutions, Retail	18,667	—
	74,459	44,555

Boise Building Solutions	195,081	1,367
Boise Paper Solutions	26,842	338
Corporate and Other	(34,048)	(18,608)
	262,334	27,652

Interest expense	(81,084)	(63,254)

Income (loss) before income taxes, minority interest, and cumulative effect of accounting changes	$181,250	$(35,602)

Before special items

Segment income (loss)
Boise Office Solutions, Contract	$55,792	$53,778
Boise Office Solutions, Retail	18,667	—
	74,459	53,778

Boise Building Solutions	148,583	1,367
Boise Paper Solutions	(33,073)	539
Corporate and Other	(34,048)	(17,918)
	155,921	37,766

Interest expense	(81,084)	(63,254)

Income (loss) before income taxes, minority interest, and cumulative effect of accounting changes	$74,837	$(25,488)

(1)           Financial Information

The Consolidated Statements of Income (Loss) and Segment Information are unaudited statements, which do not include all Notes to Consolidated Financial Statements, and should be read in conjunction with the company's 2003 Annual Report on Form 10-K.  In all periods presented, net income (loss) involved estimates and accruals.

Certain amounts in prior years' financial statements have been reclassified to conform with the current year's presentation.  These reclassifications did not affect net income (loss).

(2)           Reconciliation of Net Income (Loss) and Diluted Income (Loss) Per Share Before Special Items and the Cumulative Effect of Accounting Changes

We evaluate our results of operations both before and after special gains and losses.  We believe our presentation of financial measures before special items enhances our investors' overall understanding of our recurring operational performance.  Specifically, we believe the results before special items provide useful information to both investors and management by excluding gains and losses that are not indicative of our core operating results.

In the following tables, we reconcile our financial measures before special items to our reported financial results for the three months ended June 30, 2004, and March 31, 2004, and the six months ended June 30, 2004 and 2003 (see Notes 4-6 and 8).

	Three Months Ended
	June 30, 2004			March 31, 2004
	As Reported	Special Items (a)	Before Special Items	As Reported	Special Items (b)	Before Special Items
	(millions, except per-share amounts)

Boise Office Solutions, Contract	$21.4	$—	$21.4	$34.4	$—	$34.4
Boise Office Solutions, Retail	(5.4)	—	(5.4)	24.0	—	24.0
	16.0	—	16.0	58.4	—	58.4

Boise Building Solutions	126.7	(46.5)	80.2	68.4	—	68.4
Boise Paper Solutions	(1.0)	—	(1.0)	27.8	(59.9)	(32.1)
Corporate and Other	(21.3)	—	(21.3)	(12.7)	—	(12.7)
	120.4	(46.5)	73.9	141.9	(59.9)	82.0
Interest expense	(40.4)	—	(40.4)	(40.6)	—	(40.6)
Income before income taxes and minority interest	80.0	(46.5)	33.5	101.3	(59.9)	41.4
Income tax provision	(29.2)	18.1	(11.1)	(37.0)	23.3	(13.7)
Income before minority interest	50.8	(28.4)	22.4	64.3	(36.6)	27.7
Minority interest, net of income tax	(0.4)	—	(0.4)	(0.8)	—	(0.8)
Net income	$50.4	$(28.4)	$22.0	$63.5	$(36.6)	$26.9

Net income per common share (c)
Diluted	$0.52	$(0.31)	$0.21	$0.66	$(0.40)	$0.26

(a)   See Note 5 for a discussion of this special item.

(b)   See Note 4 for a discussion of this special item.

(c)   Calculated using 91.7 million and 91.3 million average diluted shares outstanding for the three months ended June 30, 2004, and March 31, 2004 (see Note 9).

	Six Months Ended
	June 30, 2004			June 30, 2003
	As Reported	Special Items (a)	Before Special Items	As Reported	Special Items (b)	Before Special Items
	(millions, except per-share amounts)

Boise Office Solutions, Contract	$55.8	$—	$55.8	$44.6	$9.2	$53.8
Boise Office Solutions, Retail	18.7	—	18.7	—	—	—
	74.5	—	74.5	44.6	9.2	53.8

Boise Building Solutions	195.1	(46.5)	148.6	1.4	—	1.4
Boise Paper Solutions	26.8	(59.9)	(33.1)	0.3	0.2	0.5
Corporate and Other	(34.0)	—	(34.0)	(18.6)	0.7	(17.9)
	262.4	(106.4)	156.0	27.7	10.1	37.8
Interest expense	(81.1)	—	(81.1)	(63.3)	—	(63.3)
Income (loss) before income taxes, minority interest, and cumulative effect of accounting changes	181.3	(106.4)	74.9	(35.6)	10.1	(25.5)
Income tax benefit	(66.2)	41.4	(24.8)	12.9	(4.0)	8.9

Income (loss) before minority interest and cumulative effect of accounting changes	115.1	(65.0)	50.1	(22.7)	6.1	(16.6)
Minority interest, net of income tax	(1.3)	—	(1.3)	—	—	—
Income (loss) before cumulative effect of accounting changes	113.8	(65.0)	48.8	(22.7)	6.1	(16.6)
Cumulative effect of accounting changes, net of income tax	—	—	—	(8.8)	8.8	—
Net income (loss)	$113.8	$(65.0)	$48.8	$(31.5)	$14.9	$(16.6)

Net income (loss) per common share (c)
Diluted before cumulative effect of accounting changes	$1.18	$(0.71)	$0.47	$(0.50)	$0.11	$(0.39)
Cumulative effect of accounting changes, net of income tax	—	—	—	(0.15)	0.15	—
Diluted	$1.18	$(0.71)	$0.47	$(0.65)	$0.26	$(0.39)

(a)   See Notes 4 and 5 for a discussion of these special items.

(b)   See Notes 6 and 8 for a discussion of these special items.

(c)   Calculated using 91.5 million and 58.3 million average diluted shares outstanding for the six months ended June 30, 2004, and June 30, 2003 (see Note 9).

(3)           Acquisition of OfficeMax

On December 9, 2003, we acquired OfficeMax, Inc.  OfficeMax is a subsidiary of Boise Cascade Corporation, and the results of OfficeMax operations after December 9, 2003, are included in our Boise Office Solutions, Contract and Retail segments.  For more information about the acquisition, see Note 2, OfficeMax Acquisition, in “Item 8.  Financial Statements and Supplementary Data” in our 2003 Annual Report on Form 10-K.

(4)           First Quarter 2004

On March 31, 2004, we sold approximately 79,000 acres of timberland located in western Louisiana for $84 million.  We recorded a $59.9 million gain in “Other income (expense)” in our Boise Paper Solutions segment.  This item increased net income $36.6 million after taxes for the three months ended March 31, 2004, and the six months ended June 30, 2004.

(5)           Second Quarter 2004

In May 2004, we sold our 47% interest in Voyageur Panel to Ainsworth Lumber Co. Ltd. for $96.5 million of cash.  We recorded a $46.5 million gain in “Other income (expense)” in our Boise Building Solutions segment.  This item increased net income $28.4 million after taxes for the three and six months ended June 30, 2004.

Prior to the sale, we accounted for the joint venture under the equity method.  Accordingly, segment results do not include the joint venture's sales but do include $5.1 million, $1.2 million, and $0.4 million of equity in earnings during the three months ended March 31 and June 30, 2004, and June 30, 2003, respectively.  The six months ended June 30, 2004 and 2003, include $6.3 million and $0.4 million of equity in earnings.

(6)           First Quarter 2003

In first quarter 2003, we announced the termination of approximately 550 employees and recorded a pretax charge of $10.1 million for employee-related costs in “Other (income) expense, net” in our Consolidated Statement of Loss.  We recorded these costs in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 112, Employers' Accounting for Postemployment Benefits.  We recorded $9.2 million in the Boise Office Solutions, Contract, segment; $0.2 million in the Boise Paper Solutions segment; and $0.7 million in our Corporate and Other segment.  Employee-related costs are primarily for severance payments, most of which were paid in 2003 with the remainder to be paid in 2004.  This item increased our net loss $6.1 million for the six months ended June 30, 2003.

(7)           Income Taxes

Our estimated effective tax provision rate for the six months ended June 30, 2004, was 36.5%, compared with an effective tax benefit rate of 36.3% for the six months ended June 30, 2003.  Changes in estimated tax rates are due to the sensitivity of the rates to changing income levels and the mix of domestic and foreign sources of income.

(8)           Cumulative Effect of Accounting Changes

Effective January 1, 2003, we adopted the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations, which affects the way we account for landfill closure costs.  This statement requires us to record an asset and a liability (discounted) for the estimated closure and closed-site monitoring costs and to depreciate the asset over the landfill's expected useful life.  Previously, we accrued for the closure costs over the life of the landfill and expensed monitoring costs as incurred.  Effective January 1, 2003, we recorded a one-time after-tax charge of $4.1 million, or 7 cents per share, as a cumulative-effect adjustment for the difference between the amounts recognized in our consolidated financial statements prior to the adoption of this statement and the amount recognized after adopting the provisions of SFAS No. 143.

Effective January 1, 2003, we adopted an accounting change for vendor allowances to comply with the guidelines issued by the Financial Accounting Standards Board's Emerging Issues Task Force EITF 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received From a Vendor.  Under the new guidance, vendor allowances reside in inventory with the product and are recognized when the product is sold, changing the timing of our recognition of these items.  This change resulted in a one-time, noncash, cumulative-effect adjustment of $4.7 million, or 8 cents per share.

(9)           Net Income (Loss) Per Common Share

Net income (loss) per common share was determined by dividing net income (loss), as adjusted, by weighted average shares outstanding.  For the three and six months ended June 30, 2003, the computation of diluted loss per share was antidilutive; therefore, amounts reported for basic and diluted loss were the same.

	Three Months Ended
	June 30		March 31,
	2004	2003	2004
	(Unaudited)
	(thousands, except per-share amounts)
BASIC
Income (loss) before cumulative effect of accounting changes	$50,381	$(3,934)	$63,465
Preferred dividends	(3,168)	(3,287)	(3,366)
Basic income (loss)	$47,213	$(7,221)	$60,099

Average shares used to determine basic income (loss) per common share	86,474	58,300	86,075

Basic income (loss) per common share	$0.54	$(0.12)	$0.70

DILUTED
Basic income (loss)	$47,213	$(7,221)	$60,099
Preferred dividends eliminated	3,168	—	3,366
Supplemental ESOP contribution	(2,869)	—	(3,063)
Diluted income (loss)	$47,512	$(7,221)	$60,402

Average shares used to determine basic income (loss) per common share	86,474	58,300	86,075
Restricted stock, stock options, and other	1,976	—	1,883
Series D Convertible Preferred Stock	3,252	—	3,309
Average shares used to determine diluted income (loss) per common share	91,702	58,300	91,267

Diluted income (loss) per common share	$0.52	$(0.12)	$0.66

	Six Months Ended June 30
	2004	2003
	(Unaudited)
	(thousands, except per-share amounts)
BASIC
Income (loss) before cumulative effect of accounting changes	$113,846	$(22,677)
Preferred dividends (a)	(6,534)	(6,553)
Basic income (loss) before cumulative effect of accounting changes	107,312	(29,230)
Cumulative effect of accounting changes, net of income tax	—	(8,803)
Basic income (loss)	$107,312	$(38,033)

Average shares used to determine basic income (loss) per common share	86,275	58,295

Basic income (loss) per common share before cumulative effect of accounting changes	$1.24	$(0.50)
Cumulative effect of accounting changes, net of income tax	—	(0.15)
Basic income (loss) per common share	$1.24	$(0.65)

DILUTED
Basic income (loss) before cumulative effect of accounting changes	$107,312	$(29,230)
Preferred dividends eliminated	6,534	—
Supplemental ESOP contribution	(5,932)	—
Diluted income (loss) before cumulative effect of accounting changes	107,914	(29,230)
Cumulative effect of accounting changes, net of income tax	—	(8,803)
Diluted income (loss)	$107,914	$(38,033)

Average shares used to determine basic income (loss) per common share	86,275	58,295
Restricted stock, stock options, and other	1,929	—
Series D Convertible Preferred Stock	3,281	—
Average shares used to determine diluted income (loss) per common share	91,485	58,295

Diluted income (loss) per common share before cumulative effect of accounting changes	$1.18	$(0.50)
Cumulative effect of accounting changes, net of income tax	—	(0.15)
Diluted income (loss) per common share	$1.18	$(0.65)

(a)   Dividend attributable to our Series D Convertible Preferred Stock held by our ESOP (employee stock ownership plan) is net of a tax benefit.